Exhibit 10.2
CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN - NONQUALIFIED STOCK OPTION GRANT CERTIFICATE

The Compensation Committee of the Board of Directors or its duly appointed subcommittee or authorized delegatee (the "Committee") of Cerner Corporation (the "Company" - which term includes its subsidiaries wherever applicable) has determined that Optionee is eligible to receive an option to purchase shares of Common Stock of the Company under the Company’s 2011 Omnibus Equity Incentive Plan, as Amended & Restated May 22, 2015 (the "Plan"), as so indicated on the Notice of Stock Option Grant, and the Committee authorizes and directs the grant of such an option to Optionee pursuant to the following terms and conditions, and subject to any other specifically agreed to terms and conditions that may exist in Optionee's employment agreement with the Company, which shall govern over this Grant Certificate.

1.
Grant of Option. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Grant Certificate, the Company grants to Optionee an option (the "Option") to purchase from the Company all or any part of an aggregate number of shares of Company Common Stock designated as "Option Shares" in the Notice of Stock Option Grant at a price per share equal to the Exercise Price in the Notice of Stock Option Grant. The Notice of Stock Option Grant, the Vesting Schedule related to this award and this Grant Certificate (together, the "Grant Agreement") set forth the terms of the Option award granted to Optionee. The effective date written in the Notice of Stock Option Grant shall be deemed to be the Granting Date of this Option.

2.
Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all of the terms, conditions and provisions contained therein shall be deemed to be contained in this Grant Certificate.

3.
Term of Option. Optionee may purchase all or any portion of the Option Shares subject to each tranche listed in the Vesting Schedule in the Grant Agreement at any time on or after the Exercise Dates listed therein and before the Expiration Date (or any earlier termination date).

•
This Option shall expire with respect to all Option Shares ten (10) years from the Granting Date (the "Expiration Date"), unless it shall be terminated at an earlier date in accordance with this Grant Certificate.

•	This Option shall expire with respect to all unvested Option Shares immediately upon termination of Optionee’s employment or engagement with the Company or any of its subsidiaries.

•
This Option shall expire as to all vested but unexercised Option Shares ninety (90) calendar days after termination of Optionee's employment or engagement with the Company or any of its subsidiaries, except that in the event such employment or engagement is terminated: (a) by reason of Optionee's retirement (pursuant to the Company's then current employment practices), death or disability, then Optionee, or Optionee's estate, shall have twelve (12) months following such termination date to exercise this Option as to the number of Option Shares vested and exercisable on such termination date, or (b) for cause, including without limitation, Optionee’s dishonesty, illegal conduct or breach of the Company's policies ("Cause"), the Option shall terminate with respect to all vested but unexercised Option Shares immediately upon such termination.

•
In the event of a "Change of Control" as defined in the Plan: (i) 50% of Optionee’s outstanding Option Shares that have not yet vested shall immediately vest (such 50% shall be comprised of 50% of each tranche of all unvested Option Shares with different vesting dates); and, (ii) all remaining Option Shares shall continue to vest according to the current vesting schedule and terms of this Option, but should Optionee's employment or engagement be terminated by the Company, other than for Cause, or should Optionee resign for Good Reason (as defined in Optionee's employment agreement with the Company or in the Company’s then current Enhanced Severance Pay Plan), within twelve (12) months of the Change in Control, all such remaining Option Shares shall vest immediately.

Notwithstanding the foregoing, and except to the extent any contrary or overriding term would result in a violation of Internal Revenue Code Section 409A, to the extent that (i) Optionee’s employment agreement contains terms and conditions relating to the vesting or forfeiture of equity awards, including this Option, and (ii) a provision in such employment agreement directly conflicts with any provision in this Section 3, the terms and conditions set forth in such employment agreement shall supersede and control.

4.
Exercise of Option. This Option may be exercised by Optionee delivering to the Company a written notice of exercise along with: (a) payment in the amount of the Exercise Price for such shares, plus (b) the amount of any Applicable Withholding Taxes (as defined in the Plan) to be withheld and remitted or otherwise payable by Optionee or Company in connection with such options and/or their vesting/exercise. The payment for the Exercise Price for the shares and Applicable Withholding Taxes may be made:

(a)	in cash,

(b)
by delivering shares owned by Optionee (including shares acquired in connection with the exercise of a previously granted option) having an aggregate fair market value on the date of exercise equal to the Exercise Price and Applicable Withholding Taxes, or

(c)
any other means allowable under the Plan which the Company in its sole discretion determines will provide legal consideration for the Shares and Applicable Withholding Taxes (including the exercise through a "cashless" exercise through an approved third-party broker).

5.
Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Grant Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to Optionee shall be addressed to Optionee at Optionee’s address on record with the Company. Either Company or Optionee may from time to time change the address to which notices are to be sent to Company or Optionee, respectively, by giving written notice of such change to the other. Any notice hereunder shall be deemed to have been duly given five business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States Government.

6.
Assignment. This Option shall not be assignable by Optionee without the express written consent of Company or in accordance with the Plan. The Company will maintain records of all stock option grants and exercises. In the event this Grant Certificate and such records do not agree, such records shall control.

7.	Governing Law. This Grant Certificate shall be construed in accordance with the laws of the State of Missouri.